<EX-1.1.2 Certificate Purchase Agreement>

                                            EXHIBIT 1.2

                  NAVISTAR FINANCIAL 1996-B OWNER TRUST

            $14,262,000 Class C Asset Backed Certificates

          NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION
                               (SELLER)

                   CERTIFICATE PURCHASE AGREEMENT

                                          October 23, 1996
Chase Securities Inc.
270 Park Avenue
New York, New York  10017

Dear Sirs:

          Navistar Financial Retail Receivables Corporation, a Delaware corporation (the "Seller"), proposes to form an owner trust, Navistar Financial 1996-B Owner Trust (the "Trust"), pursuant to a Trust Agreement (the "Trust Agreement") to be dated as of the Closing Date (as defined herein), between the Seller and Chase Manhattan Bank Delaware, as owner trustee (the "Owner Trustee"), which will issue (i) $106,500,000 principal amount of its 5.49% Class A-1 Asset Backed Notes (the "Class A-1 Notes"),
(ii) $111,900,000 principal amount of its 5.93% Class A-2 Notes (the "Class A-2 Notes"), and (iii) $236,500,000 principal amount of its 6.33% Class A-3 Notes (the "Class A-3 Notes"; together with the Class A-1 Notes and the Class A-2 Notes, the "Notes") pursuant to an Indenture to be dated as of the Closing Date (the "Indenture") between the Trust and The Bank of New York, as trustee (the "Indenture Trustee"), (iv) $17,028,000 principal amount of its 6.50% Class B Asset Backed Certificates (the "Class B Certificates"), and (v) $14,579,362.75 principal amount of its 7.45% Class C Asset Backed Certificates (the "Class C Certificates"; together with the Class B Certificates, the "Certificates") representing fractional undivided interests in the Trust. The Notes and the Class B Certificates (the "Other Securities") will be sold in a public offering pursuant to an Underwriting Agreement dated October 23, 1996 among the Seller, Navistar Financial Corporation ("NFC") and Chase Securities Inc., as representative of the several underwriters (the "Underwriters") parties thereto (the "Underwriting Agreement"). The assets of the Trust will include, among other things, a pool of retail installment sale contracts for and retail notes evidencing loans secured by new and used medium and heavy duty trucks, buses and trailers (the "Receivables"), certain monies due or received thereunder on or after October 1, 1996 (the "Cutoff Date"), security interests in the vehicles financed thereby, certain accounts, and the proceeds thereof, the proceeds, if any, of Dealer Liability, NITC Purchase Obligations and any Guaranties, the proceeds from claims on certain insurance policies, the benefits of any lease assignments and certain rights of the Seller under the Purchase

Agreement. The Receivables will be transferred to the Trust by the Seller in exchange for the Notes and the Certificates, and the Receivables will be serviced for the Trust by Navistar Financial Corporation (in its capacity as Servicer, the "Servicer") pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") to be dated as of the Closing Date among the Seller, the Servicer and the Trust. Capitalized terms used and not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

          NFC and the Seller have prepared a private placement memorandum dated October 23, 1996 (as amended and supplemented from time to time, the "Memorandum") describing, among other things, the Class C Certificates, the Receivables, the Reserve Account, the Pooling and Servicing Agreement and the Trust Agreement. NFC and the Seller hereby authorize Chase Securities Inc. (the "Initial Purchaser") to deliver to prospective subsequent purchasers of the Class C Certificates copies of the Memorandum, any amendments or supplements thereto, and such other information obtained pursuant hereto as shall be agreed upon by the Seller and the Initial Purchaser, in connection with any re-offer or resale of the Class C Certificates by the Initial Purchaser in accordance herewith ("Offering Materials"). In connection with such delivery of copies of the Memorandum, the Seller agrees to furnish to the Initial Purchaser during the Offering Period (as hereinafter defined), without charge, as many copies as the Initial Purchaser may reasonably request of the Memorandum and any supplement or amendment thereto.

          This is to confirm the agreement concerning the purchase of $14,262,000 principal amount of the Class C
Certificates from the Seller by the Initial Purchaser.

          1. Representations, Warranties and Agreements of NFC and the Seller. NFC and the Seller jointly and severally represent and warrant to and agree with the Initial Purchaser that:

          (a) The Memorandum does not and will not as of the Closing Date include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire, own and sell the Receivables.

          (c) The representations and warranties of the Seller in Section 3.03 of the Purchase Agreement and Section 6.01 of the Pooling and Servicing Agreement will be true and correct as of the Closing Date.

          (d) The representations and warranties of NFC in Sections 3.01 and 3.02 of the Purchase Agreement and of the Servicer in Section 6.01 of the Pooling and Servicing Agreement will be true and correct as of the Closing Date.

          (e) Each of the Seller and NFC has the power and authority to execute and deliver this Agreement and to carry out the terms of this Agreement and the execution, delivery and performance by each of the Seller and NFC of this Agreement have been duly authorized by each of the Seller and NFC by all necessary corporate action.

          (f) This Agreement has been duly executed and delivered by NFC and the Seller.

          (g) When authenticated by the Owner Trustee in accordance with the Trust Agreement and delivered and paid for pursuant to this Agreement, the Class C Certificates will be duly issued and entitled to the benefits and security afforded by the Trust Agreement and the Pooling and Servicing Agreement.

          (h) The execution, delivery and performance of this Agreement and the consummation by each of the Seller and NFC of the transactions contemplated hereby shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws of such party, or any indenture, agreement or other instrument to which either such party is a party or by which it is bound, or violate any law or, to either such party's knowledge, any order, rule or regulation applicable to such party of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over such party or any of its properties; and, except for such consents, approvals, authorizations, registrations or qualifications as may be required under applicable state securities laws in connection with the purchase of the Class C Certificates and the filing required by Regulation D ("Regulation D") under the Securities Act of 1933, as amended (the "Securities Act"), no permit, consent, approval of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

          (i) There are no proceedings or, to either of the Seller's or NFC's knowledge, investigations pending or, to such party's knowledge, threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over such party or its properties (i) asserting the invalidity of this Agreement or any of the Class C Certificates, (ii) seeking to prevent the issuance of any of the Class C Certificates or the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that might materially and adversely affect the performance by such party of its obligations under, or the validity or enforceability of, the Class C Certificates or this Agreement, or (iv) that may adversely affect the federal or state income, excise, franchise or similar tax attributes of the Class C Certificates.

          (j) The Seller (i) is not in violation of its certificate of incorporation or by-laws, (ii) is not in default, in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which the Seller is bound or to which any of the Seller's property or assets is subject or (iii) is not in violation in any respect of any law, order, rule or regulation applicable to the Seller or any of the Seller's property of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or any of its property, except any violation or default that would not have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Seller.

          (k) None of the Seller, NFC or anyone acting on their behalf, has offered, transferred, pledged, sold or otherwise disposed of any Class C Certificate, any interest in any Class C Certificates or any other similar security of any entity organized or originated by the Seller or NFC to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Class C Certificate, any interest in any Class C Certificate or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Class C Certificates under the Securities Act, or that would render the disposition of any Class C Certificate by the Initial Purchaser in accordance herewith a violation of Section 5 of the Securities Act or any state securities law, or require registration or qualification pursuant thereto, nor will the Seller or NFC act, nor has any of them authorized or will any of them authorize any person to act, in such manner with respect to any Class C Certificate.

          (l) The Purchase Agreement, the Custodian Agreement, the Administration Agreement and the Further Transfer and Servicing Agreements conform in all material respects with the descriptions thereof contained in the Memorandum.

          (m) Neither the Trust nor the Seller is an "investment company" or under the "control" of an "investment company" within the meaning thereof as defined in the Investment
     Company Act of 1940, as amended.

          2. Representations, Warranties and Agreements of the
Initial Purchaser. The Initial Purchaser represents and warrants to and agrees with the Seller and NFC that:

          (a) The Initial Purchaser understands and acknowledges that the Class C Certificates have not been and will not be registered under the Securities Act, in reliance upon an exemption therefrom, or registered or qualified under the securities or "Blue Sky" laws of any state.

          (b) This Agreement has been duly authorized, executed and delivered by the Initial Purchaser.

          (c) The Initial Purchaser invests in securities such as the Class C Certificates in the normal course of its business and is familiar with the terms of securities such as the Class C Certificates.

          (d) The Initial Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Class C Certificates, is able to bear the economic risk of investment in the Class C Certificates and is an "accredited investor" (as defined in Regulation D under the Securities Act) and a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act).

          (e) The Initial Purchaser has advised the Seller that the Initial Purchaser is purchasing the Certificates for its own account and presently intends (but has no obligation) to re-offer and resell all or a portion of the Class C Certificates at any time or from time to time in privately negotiated transactions and in accordance with the Trust Agreement. The Initial Purchaser agrees that it will comply with applicable laws in offering the Class C Certificates and will not make a public offering of the Class C Certificates, that the Initial Purchaser will re-offer or resell the Class C Certificates only to "qualified institutional buyers" within the meaning of Rule 144A promulgated under the Securities Act ("QIBs") and that the Initial Purchaser will not offer the Class C Certificates for sale to more than 12 QIBs.

          (f) The Initial Purchaser shall not publish or disseminate any material, other than the Memorandum and Offering Materials, in connection with the offering of the Class C Certificates, provided that the Initial Purchaser may place advertisements in financial and other newspapers and journals at its own expense describing its services to the Seller and NFC hereunder, subject to the prior written consent of the Seller and applicable securities laws.

          3. Purchase by the Initial Purchaser. On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the Seller agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Seller, the $14,262,000 aggregate principal amount of the Class C Certificates at a purchase price equal to 99.2265625% of the principal amount thereof.

          The Seller shall not be obligated to sell or deliver any of the Class C Certificates except upon payment for all the Class C Certificates to be purchased as provided herein and upon consummation of the purchase and sale of the Other Securities pursuant to the Underwriting Agreement.

          4.  Delivery of and Payment for the Class C
Certificates. Delivery of and payment for the Class C Certificates shall be made at the office of Simpson Thacher & Bartlett, or at such other place as shall be agreed upon by the Initial Purchaser and the Seller, at 10:00 A.M., New York City time, on November 6, 1996, or at such other date or time, not later than five full business days thereafter, as shall be agreed upon by the Initial Purchaser and the Seller (such date and time being referred to herein as the "Closing Date"). On the Closing Date, the Seller shall deliver or cause to be delivered to the Initial Purchaser the Class C Certificates against payment to or upon the order of the Seller of the purchase price in immediately available funds. Time shall be of the essence, and delivery at the time and place specified pursuant to this Agreement is a further condition of the obligation of the Initial Purchaser hereunder. The Class C Certificate to be delivered to the Initial Purchaser hereunder shall be issued to the Initial Purchaser in fully registered form only, shall be registered in such name or names, and be in such denomination or denominations, as the Initial Purchaser has previously requested (subject to limitations set forth in the Trust Agreement).

          5.  Further Agreements of the Seller and NFC.  The
Seller and, where applicable, NFC, each hereby agrees with the Initial Purchaser:

          (a) To file in a timely manner with the Securities and Exchange Commission (the "Commission") the notice with respect to the sale of the Class C Certificates on the Closing Date required by Rule 503 of Regulation D and provide the Initial Purchaser with a signed copy of such notice.

          (b) During the period (the "Offering Period") from the date of this Agreement through the date which is the earlier of (i) the first date on which the Initial Purchaser has re-sold all of the Class C Certificates and (ii) April 23, 1997: to advise the Initial Purchaser promptly of any proposal to amend or supplement the Memorandum and not to effect any such amendment or supplementation without the consent of the Initial Purchaser, and to advise the Initial Purchaser promptly of (1) any request by the Commission for any amendment of the registration statement or the prospectus relating to the Other Securities or for any additional information with respect to the Other Securities,
     (2) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement relating to the Other Securities or the initiation or threatening of any proceedings for that purpose, (3) the issuance by the Commission of any order preventing or suspending the use of any prospectus relating to the Other Securities or the initiation or threatening of any proceedings for that purpose, (4) the receipt by the Seller or NFC of any communication from the

     Commission or any state securities authority concerning the offering or sale of the Class C Certificates and (5) the commencement of any lawsuit or proceeding to which any of the Seller or NFC is a party relating to the offering or sale of, or otherwise relating to, the Class C Certificates.

          (c) If during the Offering Period any event shall have occurred as a result of which the Memorandum, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Memorandum is delivered to a purchaser, not misleading, to notify the Initial Purchaser immediately thereof, and to promptly prepare, subject to paragraph (b) of this Section 5, an amendment or a supplement to the Memorandum such that the statements in the Memorandum, as so amended or supplemented will not, in the light of the circumstances when the Memorandum is delivered to a purchaser, be misleading.

          (d) During the Offering Period, to provide to the Initial Purchaser and any prospective subsequent purchaser the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Class C Certificates, the Receivables, the Reserve Account, the Pooling and Servicing Agreement, the Trust Agreement and any other matters relating to the matters described in the Memorandum and the transactions contemplated hereby and to obtain any additional information and documents that the Initial Purchaser may reasonably request and that the Seller or NFC possesses or can acquire without unreasonable effort or expense with respect to any of the foregoing.

          (e) For so long as any of the Class C Certificates are outstanding, to furnish to the Initial Purchaser (i) copies of all materials furnished by the Trust to its Securityholders and all reports and financial statements furnished by the Trust to the Commission pursuant to the Securities Exchange Act of 1934 or any rule or regulation of the Commission thereunder and (ii) from time to time, such other information concerning the Seller and the Trust as the Initial Purchaser may reasonably request.

          (f) For so long as any of the Class C Certificates are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, to provide or cause to be provided to any holder of the Class C Certificates and any prospective purchaser of the Class C Certificates designated by a holder of such Class C Certificates, upon the request of such holder or prospective purchaser, the information required to be provided to such holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act.

          (g) For a period of 30 days from the date of the Memorandum, to not offer for sale, sell, contract to sell or otherwise dispose of, directly or indirectly, or file a registration statement for, or announce any offering of, any securities collateralized by, or evidencing an ownership interest in, a pool of retail installment sale contracts for and retail notes evidencing loans secured by, for new and used medium and heavy duty trucks, buses and trailers (other than the Class C Certificates and the Other Securities and retail notes sold under NFC's retail purchase facility) without the prior written consent of the Initial Purchaser.
          (h) Not to offer, sell, contract to sell or otherwise dispose of any Class C Certificates or any securities which are substantially similar to the Class C Certificates the result of which would cause the offer and sale of the Class C Certificates pursuant to this Agreement to fail to be entitled to the exemption from registration afforded by
     Section 4(2) of the Securities Act.

          (i) For a period from the date of this Agreement until the retirement of the Class C Certificates, to deliver to the Initial Purchaser the annual statement of compliance and the annual independent certified public accountants' report furnished to the Owner Trustee and the Indenture Trustee, pursuant to the Pooling and Servicing Agreement, as soon as such statements and reports are furnished to the Owner Trustee and the Indenture Trustee, respectively.

          (j) To the extent, if any, that the ratings provided with respect to the Class C Certificates by the Standard & Poor's Ratings Services ("S&P") and/or Moody's Investors Service Inc. ("Moody's") are conditional upon the furnishing of documents or the taking of any other actions by NFC or the Seller, to furnish such documents and take any such other actions.

          (k) Not to publish or disseminate any material in connection with the offering of the Class C Certificates unless the Initial Purchaser shall have consented to the publication or use thereof.

          6. Conditions of Initial Purchaser's Obligations. The obligations of the Initial Purchaser hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of NFC and the Seller contained herein, to the accuracy of the statements of NFC or the Seller made in any certificates pursuant to the provisions hereof, to the performance by the Seller of its obligations hereunder, and to each of the following additional terms and conditions:

          (a) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Class C Certificates, the Purchase Agreement, the Custodian Agreement, the Administration Agreement, the Further Transfer and Servicing Agreements, the Memorandum, and all other legal matters relating to such agreements and the transactions contemplated hereby and thereby shall be reasonably satisfactory in all material respects to counsel for the Initial Purchaser, and the Seller shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

          (b) The Initial Purchaser shall have received such opinion letters and procedure letters as were required to be delivered pursuant to the Underwriting Agreement, which opinions shall be addressed to, or state that they may be relied upon by, the Initial Purchaser.

          (c) The Initial Purchaser shall have received an opinion of Kirkland & Ellis, as counsel to the Seller, addressed to the Initial Purchaser and dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser, with respect to the issuance and sale of the Class C Certificates hereunder.

          (d) The Initial Purchaser shall have received certificates, dated the Closing Date, of any two of the Chairman of the Board, the President, any Vice President and the chief financial officer of each of NFC and the Seller stating that (A) the representations and warranties of NFC or the Seller, as the case may be, contained in this Agreement, the Purchase Agreement, the Custodian Agreement, the Administration Agreement and the Further Transfer and Servicing Agreements are true and correct on and as of the Closing Date, (B) NFC or the Seller, as the case may be, has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder and under such agreements at or prior to the Closing Date, (C) since July 31, 1996, there has been no material adverse change in the financial position or results of operations of NFC, the Seller or the Trust or any change, or any development including a prospective change, in or affecting the condition (financial or otherwise), results of operations, business or prospects of NFC, the Seller or the Trust except as set forth in or contemplated by the Memorandum, (D) as of its date and as of the Closing Date, the Memorandum did not contain any untrue statement of a material fact or omit to state a material fact with respect to the Seller or NFC, as the case may be, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (E) subsequent to the date of the Memorandum, there has been no material adverse change, or any development which could reasonably be expected to result in a material adverse change, in or affecting particularly the business or properties of the Trust, the Seller or NFC except as contemplated by the Memorandum or as described in such certificate. Any officer making such certification may rely upon his or her knowledge as to the proceedings pending or threatened.

          (e) The Class C Certificates shall have been given a rating by S&P or Moody's, that is at least equal to or better than the rating required for the Class C Certificates as set forth in the Memorandum.

          (f) The Other Securities shall have been purchased by the Underwriters pursuant to the Underwriting Agreement.

          (g) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the over-the-counter market shall have been suspended or limited, or minimum prices shall have been established on either of such exchanges or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, or trading in securities of NFC on any exchange or in the over-the-counter market shall have been suspended or (ii) a general moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (iii) an outbreak or escalation of hostilities or a declaration by the United States of a national emergency or war or such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to proceed with the purchase or the delivery of the Class C Certificates on the terms and in the manner contemplated in the Memorandum.

          All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchaser.

          7.  Reimbursement of Initial Purchaser's Expenses.  If
(a) the Seller shall fail to tender the Class C Certificates for delivery to the Initial Purchaser for any reason permitted under this Agreement or (b) the Initial Purchaser shall decline to purchase the Class C Certificates for any reason permitted under this Agreement (other than pursuant to paragraph (f) of Section 6 as a result of a default by Chase Securities Inc. of its obligations under the Underwriting Agreement), the Seller shall reimburse the Initial Purchaser for the fees and expenses of its counsel and for such other out-of-pocket expenses as shall have been reasonably incurred by them in connection with this Agreement and the proposed purchase of the Class C Certificates, and upon demand the Seller shall pay the full amount thereof to the Initial Purchaser.

          8. Indemnification. (a) NFC and the Seller shall, jointly and severally, indemnify and hold harmless the Initial Purchaser and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act (collectively referred to for the purposes of this Section 8 and Section 9 as the Initial Purchaser) against any loss, claim, damage or liability, joint or several, to which the Initial Purchaser may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Memorandum or in any amendment or supplement thereto or in any Offering Materials or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and shall reimburse the Initial Purchaser for any legal or other expenses reasonably incurred by the

Initial Purchaser in connection with investigating or preparing to defend or defending against or appearing as a third party witness in connection with any such loss, claim, damage or liability (or any action in respect thereof) as such expenses are incurred; provided, however, that neither NFC nor the Seller shall be liable in any such case to the extent that any such loss, claim, damage or liability (or any action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents made in reliance upon and in conformity with written information furnished to the Seller by the Initial Purchaser expressly for use therein.

          (b) The Initial Purchaser shall indemnify and hold harmless the Seller and each person, if any, who controls the Seller within the meaning of Section 15 of the Securities Act (collectively referred to for the purposes of this Section 8 and Section 9 as the Seller), against any loss, claim, damage or liability, joint or several, to which the Seller may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Memorandum or in any amendment or supplement thereto or any Offering Materials or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the written information furnished to the Seller by or on behalf of the Initial Purchaser expressly for use therein, and shall reimburse the Seller for any legal or other expenses reasonably incurred by the Seller in connection with investigating or preparing to defend or defending against or appearing as third party witness in connection with any such loss, claim, damage or liability (or any action in respect thereof) as such expenses are incurred.
          (c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this
Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure; and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this
Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Initial Purchaser shall have the right to employ one counsel to represent jointly the Initial Purchaser and its respective controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchaser against NFC or the Seller under this Section 8 if, in the reasonable judgment of the Initial Purchaser, it is advisable for the Initial Purchaser and its controlling persons to be jointly represented by separate counsel because there may be one or more legal defenses available to such parties which are different from or additional to those available to the indemnifying party, and in that event the fees and expenses of such separate counsel shall be paid by NFC or the Seller. Each indemnified party, as a condition of the indemnity agreements contained in Sections 8(a) and 8(b), shall use all reasonable efforts to cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          The obligations of NFC, the Seller and the Initial
Purchaser in this Section 8 and in Section 9 are in addition to any other liability which NFC, the Seller or the Initial
Purchaser, as the case may be, may otherwise have.

          9. Contribution. If the indemnification provided for in Section 8 is unavailable or insufficient to hold harmless an indemnified party under Section 8(a) or (b), then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability (i) in such proportion as shall be appropriate to reflect the relative benefits received by NFC and the Seller on the one hand and the Initial Purchaser on the other from the offering of the Class C Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of NFC and the Seller on the one hand and the Initial Purchaser on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative benefits received by NFC and the Seller on the one hand and the Initial Purchaser on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Class C Certificates purchased under this Agreement (before deducting expenses) received by the Seller bear to the total discounts and commissions received by the Initial Purchaser with respect to the Class C Certificates purchased under this Agreement and resold to subsequent purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by NFC or the Seller on the one hand or the Initial Purchaser on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.

          NFC, the Seller and the Initial Purchaser agree that it would not be just and equitable if contributions pursuant to this
Section 9 were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability referred to above in this Section 9 shall be deemed to include, subject to the limitations on the fees and expenses of separate counsel set forth in Section 8, for purposes of this Section 9, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such claim or any action in respect thereof. Notwithstanding the provisions of this Section 9, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Class C Certificates purchased by it and distributed were offered less the amount of any damages which the Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          10. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, NFC, the Seller, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser, NFC and the Seller and their respective successors, and the controlling persons and officers and directors referred to in Sections 8 and 9 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          11. Expenses. The Seller agrees with the Initial Purchaser to pay (a) the costs incident to the authorization, issuance, sale, preparation and delivery of the Class C Certificates and any taxes payable in that connection; (b) the costs incident to the preparation and printing of Memorandum and any amendments and exhibits thereto; (c) the costs of distributing the Memorandum and each amendment thereto, all as provided in this Agreement; (d) any fees charged by S&P and/or Moody's for rating the Class C Certificates; (e) all fees and expenses of the Owner Trustee and the Indenture Trustee and their respective counsel; and (f) all other costs and expenses incident to the performance of the obligations of the Seller under this Agreement; provided that, except as otherwise provided in this
Section 11, the Initial Purchaser shall pay its own costs and expenses, including the costs and expenses of their counsel and any transfer taxes on the Class C Certificates which they may sell.

          12. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of NFC, the Seller and the Initial Purchaser contained in this Agreement or made by or on behalf on them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Class C Certificates and shall remain in full force and effect, regardless of any (i) termination or cancellation of this

Agreement, (ii) any investigation made by or on behalf of any of them or any person controlling any of them or (iii) acceptance of and payment for the Class C Certificates.

          13. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

          (a) if to the Initial Purchaser, shall be delivered or sent by mail or facsimile transmission and confirmed to Chase Securities Inc., 270 Park Avenue, New York, New York 10017, Attention: Mr. William Magid, with a copy to the Legal Department;

          (b) if to the Seller, shall be delivered or sent by mail or facsimile transmission and confirmed to Navistar Financial Retail Receivables Corporation, 2850 West Golf Road, Rolling Meadows, IL 60008, Attention: General Counsel, with a copy to NFC at Navistar Financial Corporation, 2850 West Golf Road, Rolling Meadows, IL 60008, Attention: General Counsel;

provided, however, that any notice to the Initial Purchaser pursuant to Section 8(c) shall be delivered or sent by mail, telex or facsimile transmission to the Initial Purchaser at its address set forth in its acceptance telex to the Initial Purchaser, which address will be supplied to any other party hereto by the Initial Purchaser upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

          14. Definitions of Certain Terms. For purposes of this Agreement, "business day" means any day on which the New
York Stock Exchange, Inc. is open for trading.

          15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New
York.

          16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          17. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

          If the foregoing is in accordance with your understanding of the agreement between the Seller and NFC and the Initial Purchaser, kindly indicate your acceptance in the space provided for that purpose below.

                              Very truly yours,

                              NAVISTAR FINANCIAL RETAIL
                                RECEIVABLES CORPORATION


                              By
                                   Name:  R.W. Cain
                                   Title: Vice President and
                                          Treasurer


                              NAVISTAR FINANCIAL CORPORATION


                              By
                                   Name:  R.W. Cain
                                   Title: Vice President and
                                           Treasurer

                              Accepted:

CHASE SECURITIES INC.



By
     Authorized Signatory